Exhibit F

AMENDED AND RESTATED AGREEMENT ON REGISTRATION RIGHTS AND OTHER RESALES

dated as of October 1, 2021

among

XP INC.

And

THE SHAREHOLDERS NAMED HEREIN

table of contents

Page

Section 1.	Defined Terms; Rules of Construction.		2
	1.1	Defined Terms.	2
	1.2	Rules of Construction.	5
Section 2.	Demand Registration.		5
Section 3.	Registrations on Form F-3.		7
Section 4.	Piggyback Registration.		9
Section 5.	Holdback Agreement.		10
Section 6.	Preparation and Filing.		10
Section 7.	Expenses.		13
Section 8.	Indemnification.		13
Section 9.	Underwriting Agreement.		15
Section 10.	Suspension.		15
Section 11.	Information by Holder.		16
Section 12.	Cooperation Regarding Unregistered Sales.		16
Section 13.	Termination.		17
Section 14.	Limitation on Other Registration Rights.		17
Section 15.	Miscellaneous.		17
	15.1	Notices.	17
	15.2	Assignment.	18
	15.3	Entire Agreement.	18
	15.4	Modifications, Amendments and Waivers.	18
	15.5	Counterparts.	18
	15.6	Governing Law.	19
	15.7	Submission to Jurisdiction; Waiver of Jury Trial.	19
	15.8	Severability.	19
	15.9	No Presumption.	20
	15.1	No Third Party Beneficiary.	20
	15.11	Non-Recourse.	20
	15.12	Specific Performance.	20
	15.13	Business Days.	20
	15.14	Electronic Execution.	20
	15.15	Captions.	20

i

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement dated as of October 1, 2021 (this “Agreement”), is by and among XP INC., an exempted company with limited liability under the laws of the Cayman Islands (the “Company”), and by XP Controle Participações S.A. (“XP Controle”), General Atlantic (XP) Bermuda, L.P., a Bermuda exempted limited partnership (“G.A.”), Itaú Unibanco Holding S.A. (“IUH”), IUPAR Itaú Unibanco Participações S.A. (“IUPAR”) and Itaúsa S.A. (“Itaúsa”) (collectively, the “Shareholders”). Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in Section 1.1.

WHEREAS, the Company, XP Controle, G.A. and ITB Holding Brasil Participações Ltda (“ITB Holding”) previously entered into a Registration Rights Agreement dated as of December 1, 2019 (the “Original Registration Rights Agreement”);

WHEREAS, IUH has carried out a corporate restructuring pursuant to which IUH transferred a portion of its Shares (as defined below) of the Company into a newly formed corporation, XPart S.A. (“XPart”), through a series of spin-off transactions (the “Itaú Restructuring”);

WHEREAS, the Company entered into a Brazilian law governed Assumption of Reciprocal Obligations Agreements dated January 31, 2021, as amended (Termos de Acordo e Assunção de Obrigações Recíprocas, or the “Reciprocal Obligations Agreements”) by and among the Company, IUH, Itaú Unibanco S.A., IUPAR, Itaúsa, ITB Holding, XP Controle and G.A. in connection with a corporate restructuring, pursuant to which XPart would be merged with and into the Company and as a result of which, holders of XPart shares (including IUPAR and Itaúsa) would become shareholders of the Company (the “Merger”);

WHEREAS, the Merger was approved on this date;

WHEREAS, following the Merger, IUPAR and Itaúsa hold only Class A Common Shares in the Company;

WHEREAS, Itaúsa and Companhia E. Johnston de Participações S.A. (“Companhia E. Johnston”), which is controlled by members of the Moreira Salles family, are the sole shareholders of IUPAR;

WHEREAS, the Shareholders and certain other parties named therein have entered into a Shareholders’ Agreement dated as of November 29, 2019, as amended on March 24, 2020 and on the date hereof (the “Shareholders’ Agreement”), to, among other things, regulate and organize their relationship as direct shareholders of the Company;

WHEREAS, the Shareholders hold Class A Common Shares and Class B Common Shares, which are convertible into Class A Common Shares as set forth in the Company’s Memorandum and Articles of Association;

WHEREAS, to the extent reasonably requested by the Company, the Shareholders will convert any Shares held by them to a class of shares specified by the Company, for inclusion in any registration statement contemplated herein;

WHEREAS, the Shareholders are entitled to the benefits of this Agreement with respect to all Shares they hold in the Company;

WHEREAS, the Company is willing to grant registration rights to the Shareholders with respect to any Shares held by them at any time, whether entitled to voting rights or otherwise, on the terms and conditions set out in this Agreement; and

WHEREAS, in connection with the Reciprocal Obligations Agreements, the Itaú Restructuring and the Merger, the parties hereto desire to amend and restate the Original Registration Rights Agreement in its entirety to set forth certain registration rights applicable to IUPAR and Itaúsa and certain related matters;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend and restate the Original Registration Rights Agreement as follows, such amendment and restatement to become effective on the date hereof:

Section 1. Defined Terms; Rules of Construction.

1.1       Defined Terms.

Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to them below:

“Affiliate” means, in relation to one Person, any Person that is, directly or indirectly, (i) Controlled by, (ii) Controlling, or (iii) under common Control with such other Person, as of the date on which, or at any time during the period in which, such affiliate status is determined. In addition, it shall be considered an “Affiliate” of G.A. (a) any fund of which General Atlantic LLC or any entity of the General Atlantic group is the manager (gestor), administrator (administrador) or general partner or (b) any entity that is Controlled by such fund and/or its Affiliates. For the sake of clarification, the term “Affiliate” shall exclude companies (i) that are in the investment portfolio of such fund, but (ii) that are not Controlled by it (including the Company).

“Agreement” has the meaning set forth in the preamble hereof.

“BACEN” means the Central Bank of Brazil.

“Block Trade” has the meaning set forth in Section 3(c) hereof.

“Business Day” means any day other than Saturday, Sunday or a day on which commercial banks are required or authorized by law to remain closed in the Cayman Islands, in the United States of America or in the cities of Rio de Janeiro, State of Rio de Janeiro, Brazil and São Paulo, State of São Paulo, Brazil, as applicable.

“CADE” means the Administrative Council of Economic Defense (Conselho de Administrativo de Defesa Econômica).

“Class A Common Shares” means class A common shares of a nominal or par value of US$0.00001 each in the capital of the Company having the rights provided for in the Memorandum and Articles of Association, and any shares into which such class A common shares may be converted.

“Class B Common Shares” means class B common shares of a nominal or par value of US$0.00001 each in the capital of the Company having the rights provided for in the Memorandum and Articles of Association, and any shares into which such class B common shares may be converted.

“Company” has the meaning set forth in the preamble hereof.

“Company Notice” has the meaning set forth in Section 2(a) hereof.

“Control” means the power (i) to permanently assure, either directly or indirectly, severally or by means of agreement, the majority of votes in resolutions of quotaholders or shareholders of one Person and (ii) to elect the majority of the members of the board of directors or management of a Person. The terms “Controlled” and “Controlling” shall be construed accordingly with this definition.

“CVM” means the Brazilian Securities Exchange Commission (Comissão de Valores Mobiliários).

“Delay/Suspension Period” has the meaning set forth in Section 10 hereof.

“Demand Notice” has the meaning set forth in Section 2(a) hereof.

“Demand Registration” has the meaning set forth in Section 2(a) hereof.

“Eligible Holders” has the meaning set forth in Section 2(a) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority.

“Form F-3” means such form under the Securities Act as in effect on the date of this Agreement or any successor registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC in a similar or comparable manner.

“Governmental Authority” means (i) the federal government, any state or municipal government or other national or foreign political subdivision with jurisdiction over the applicable Person; (ii) an executive, regulatory, legislative, judicial or administrative government entity or authority with jurisdiction over the applicable Person, whether national or foreign, which includes, with respect to items (i) and (ii) above, their respective bodies, autonomous government entities, self-regulatory entities, divisions, departments, boards, representation offices, agencies or commissions, including the SEC, CVM, CADE and BACEN; (iii) a single court, tribunal or judicial, administrative or arbitration body; or (iv) any stock exchange or organized over-the-counter market to which the applicable Person is subject.

“Holder” shall mean the Shareholders or any of their Affiliates, so long as such Person holds any Registrable Shares or Class B Common Shares convertible into Registrable Shares, and any Person owning Registrable Shares or Class B Common Shares convertible into Registrable Shares who is a permitted transferee of rights under Section 15.2.

“Initiating Holder” has the meaning set forth in Section 2(a) hereof.

“IPO” means the Company’s initial public offering of Class A Common Shares under the Securities Act that became listed on NASDAQ on December 11, 2019.

“Itaú Shareholders” means each of IUPAR and Itaúsa (so long as IUPAR and Itaúsa hold any Registrable Shares or Class B Common Shares convertible into Registrable Shares), and any Person owning Registrable Shares or Class B Common Shares convertible into Registrable Shares who is a permitted transferee of rights of IUPAR or Itaúsa under Section 15.2 hereof, which includes, for the avoidance of doubt, Companhia E. Johnston, ITH Zux Cayman Ltd. and the natural persons that are members of the Moreira Salles family or their Affiliates. For purposes of this Agreement, the Itaú Shareholders shall be considered as a separate block of Shareholders in relation to IUH.

“Majority of Shareholders” means those Shareholders who hold in the aggregate in excess of 50% of the voting power of Shares held by all of the Shareholders.

“Material Transaction” means any material transaction in which the Company or any of its subsidiaries proposes to engage or is engaged, including a material purchase or sale of assets or securities, financing, merger, consolidation, tender offer or any other material transaction that would require disclosure pursuant to the Exchange Act, and with respect to which the board of directors of the Company reasonably has determined in good faith that compliance with this Agreement may reasonably be expected to either materially interfere with the Company’s or such subsidiary’s ability to consummate such transaction in a timely fashion or require the Company to disclose material, non-public information prior to such time as it would otherwise be required to be disclosed.

“Memorandum and Articles of Association” means the organizational document giving rise to the establishment of the Company, dated November 30, 2019, as amended.

“Other Shareholders” means IUH, XP Controle and G.A., so long as XP Controle and G.A. hold any Registrable Shares or Class B Common Shares convertible into Registrable Shares, and any Person owning Registrable Shares or Class B Common Shares convertible into Registrable Shares who is a permitted transferee of rights of IUH (including XPart), XP Controle or G.A. under Section 15.2 hereof.

“Other Shares” means with respect to a particular registration statement, any of the Class A Common Shares that are to be included in such registration statement that are not Primary Shares or Registrable Shares.

“Person” means an individual, company (whether incorporated or not), general or limited partnership, association, foundation, condominium, fund, consortia, joint venture, entity, trust, international or multilateral organization or other public, private or semi-public entity and any Governmental Authority as well as the successors thereof.

“Primary Shares” means, with respect to a particular registration statement, any of the Class A Common Shares to be issued, which may be sold, by the Company in a registered offering pursuant to such registration statement.

“Prospectus” means the prospectus included in a Registration Statement filed with the SEC, including any prospectus subject to completion, and any such prospectus as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares and, in each case, by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

“Registrable Shares” means, at any time, and with respect to any Shareholder (and their permitted assignees), all Class A Common Shares of the Company beneficially held by such Shareholder (and their permitted assignees) (for the purposes hereof the Class A Common Shares that would be held upon conversion of Class B Common Shares shall be considered Class A Common Shares beneficially owned by the relevant Shareholder), whether currently owned or acquired subsequent to the date hereof, any securities issued or issuable directly or indirectly with respect to, in exchange for, upon the conversion of or in replacement of such shares and any Class A Common Shares owned by a permitted transferee of rights of IUPAR or Itaúsa under Section 15.2 hereof, which includes, for the avoidance of doubt, Companhia E. Johnston, ITH Zux Cayman Ltd. and the natural persons that are members of the Moreira Salles family or their Affiliates; provided, however, that such shares shall cease to be Registrable Shares when: (a) Registrable Shares have been registered under the Securities Act, the Registration Statement in connection therewith has been declared effective and the Registrable Shares have been disposed of pursuant to and in the manner described in such effective Registration Statement; (b) such Registrable Shares are no longer owned by such Shareholder or the transferee of all the Registrable Shares owned by such Shareholder, or (c) such Registrable Shares may be sold pursuant to Rule 144 under the Securities Act without limitation thereunder on volume or manner of sale. For the avoidance of doubt, subject to the foregoing proviso, “Registrable Shares” shall include any Class A Common Shares (a) that IUH or its Affiliates acquires pursuant to the Stock Purchase Agreement; or (b) held by any of the Itaú Shareholders.

“Registration” means a registration with the SEC of the offer and sale to the public of Class A Common Shares under a Registration Statement. The terms “Register,” “Registered” and “Registering” shall have a correlative meaning.

“Registration Date” means the date on which the registration statement relating to the IPO shall have been declared effective.

“Registration Statement” means any registration statement of the Company that registers any of the Registrable Shares under the Securities Act, and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Restricted Period” has the meaning set forth in Section 5.1 hereof.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule thereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” the United States Securities Act of 1933, as amended.

“Shares” mean shares of stock of any class of the Company.

“Shareholders” has the meaning set forth in the preamble hereof.

“Shareholders’ Agreement” has the meaning set forth in the preamble hereof.

“Shareholders’ Counsel” has the meaning set forth in Section 6(a)(ii) hereof.

“Stock Purchase Agreement” means that certain agreement among the parties thereto, dated as of May 11, 2017, as amended.

“Takedown Notice” has the meaning set forth in Section 3(a) hereof.

“Transaction Documents” means this Agreement and the other agreements, instruments and documents contemplated hereby and thereby, including each exhibit hereto and thereto.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public in a widely distributed offering.

“US$” means the lawful currency of the United States of America.

1.2       Rules of Construction.

The term “this Agreement” means this registration rights agreement together with all schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1.

Section 2. Demand Registration.

(a)       The Shareholders shall each have the right to request on an unlimited number of occasions that the Company file a Registration Statement with the SEC on the appropriate registration form for all or part of the Registrable Shares held (or that would be held upon conversion of any securities into Registrable Shares) by such Shareholder once such Shareholder is no longer subject to the lock-up applicable to it entered into in connection with the IPO (which may be due to the expiration or waiver of such lock-up with respect to such Registrable Shares) (a “Demand Notice”) by delivering a written request to the Company specifying the number of Registrable Shares such Shareholder wishes to Register and the intended method of distribution thereof (a “Demand Registration” and the Shareholder submitting such Demand Registration, the “Initiating Holder”). The Company shall (i) within 10 Business Days of the receipt of such request, give written notice of such Demand Registration (the “Company Notice”) to all Shareholders other than the relevant Initiating Holder (the “Eligible Holders”), (ii) use its reasonable best efforts to file a Registration Statement in respect of such Demand Registration within 45 days of receipt of the request, provided that all necessary documents for the registration can be obtained and prepared within such 45-day period; and (iii) use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable thereafter. The Company shall include in such Registration all Registrable Shares that the Eligible Holders request to be included within the 10 Business Days following their receipt of the Company Notice. If the method of distributing the offering is an underwritten public offering, the Company may designate (i) in its sole discretion, the managing underwriter for such offering, subject to there being no reasonable objection from the Shareholders holding a majority of Registrable Shares referred to in the Demand Notice and (ii) in its reasonable discretion, the underwriters for such offering, provided that the Shareholders agree that the designation of XP Investments US, LLC and Itaú BBA USA Securities, Inc., or either of them separately, as an underwriter or underwriters, as the case may be, shall at all times be reasonable; provided, however, that in connection with a Block Trade pursuant to a Block Trade Notice delivered by the Itaú Shareholders as Initiating Holders in accordance with Section 3 below, the Itaú Shareholders may designate in their sole discretion, the underwriters for such offering.

(b)       The Company shall not be obligated to use its commercially reasonable efforts to file and cause to become effective: (i) more than two Registration Statements initiated pursuant to Section 2(a) in a 12 -month period; or (ii) any Registration Statement pursuant to Section 2(a) during any period in which any other registration statement (other than on Form F-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto) pursuant to which Shares are to be or were sold under the Securities Act (A) has been filed and not withdrawn or has been declared effective within the prior 180 days and (B) in connection with any such registration statement that has not been declared effective, the Company is in good faith using commercially reasonable efforts to cause such registration statement to become effective. The Registrable Shares requested to be Registered pursuant to Section

2(a) (including, for the avoidance of doubt, the Registrable Shares of Eligible Holders requested to be registered) must represent (i) an aggregate offering price of Registrable Shares that is reasonably expected to equal at least $25,000,000 or (ii) all of the remaining Registrable Shares owned by the Initiating Holder and its Affiliates or that would be owned upon conversion of all of the Class B Common Shares held by the Initiating Holder and its Affiliates into Class A Common Shares.

(c)       With respect to any registration pursuant to Section 2(a), the Company may include in such registration any Primary Shares or Other Shares; provided, however, that if the managing underwriter or underwriters formally advise(s) the Company in writing and with sufficient explanation that the inclusion of all Registrable Shares, Primary Shares and Other Shares proposed to be included in such registration would interfere with the successful marketing (including, but not limited to, pricing) of all such securities, then the number of Registrable Shares, Primary Shares and Other Shares proposed to be included in such registration shall be included in the following order:

(i)       first, the Registrable Shares held by the Shareholders requesting that their Registrable Shares be included in such registration pursuant to Section 2(a), pro rata based upon the number of Registrable Shares owned by each such Shareholder at the time of such registration; provided, however, that the number of Registrable Shares held by the Shareholders to be included in such underwriting shall not be reduced unless all Primary Shares and Other Shares are first entirely excluded from the underwriting;

(ii)       second, the Primary Shares; and

(iii)       third, the Other Shares;

provided, however, that, a registration shall not be counted as “effected” for the purposes of this Section 2 and shall not count as a registration initiated pursuant to this Section 2 for purposes of Section 2(b)(i) above, if, as a result of an exercise of the underwriter’s cutback provisions in this clause (c), fewer than 25% of the total number of Registrable Shares that the Shareholders have requested to be included in such registration statement are actually included.

(d)       A requested registration under this Section 2 may be rescinded at any time prior to such registration being declared effective by the SEC by written notice to the Company from those Shareholders who initiated the request, at their discretion; provided, however, that such rescinded registration shall not count as a registration initiated pursuant to this Section 2 for purposes of Section 2(b)(i) above if the Company shall have been reimbursed (pro rata by the Shareholders requesting registration or in such other proportion as they may agree) for all reasonable and documented out-of-pocket expenses incurred by the Company in connection with such rescinded registration; provided, further, however, that if, at the time of such rescission, the Shareholders who initiated the request shall have learned of an event that is, or is reasonably likely to result in, a material adverse change in the Company’s business, financial condition or results of operations from that known to such Shareholders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Shareholders shall not be required to reimburse the Company for any out-of-pocket expenses incurred by the Company in connection with such rescinded registration and such rescinded registration shall not count as a registration initiated pursuant to this Section 2 for purposes of clause (i) of subsection (b).

(e)       The Company shall be deemed to have effected a Registration for purposes of Section 2(a) if the Registration Statement is declared effective by the SEC or becomes effective upon filing with the SEC, and remains effective until the earlier of (i) the date when all Registrable Shares thereunder have been sold and (ii) 60 days from the effective date of the Registration Statement (the “Registration Period”).

(f)        In the event that the Company intends to effect a Registration for purposes of Section 2(a) by means of an Underwritten Offering, no Holder may include Registrable Shares in such Registration unless such Holder, subject to the limitations set forth in Section 9, (i) agrees to sell its Registrable Shares on the basis provided in the applicable underwriting arrangements; (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required and in customary form under the terms of such underwriting arrangements and (iii) cooperates with the Company’s reasonable and customary requests in connection with such Registration (it being understood that the Company’s failure to perform its obligations hereunder, which failure is caused by such Holder’s failure to cooperate, will not constitute a breach by the Company of this Agreement).

Section 3. Registrations on Form F-3.

(a)       Subject to Section 3(b), at any time after the date hereof when the Company is eligible to Register the applicable Registrable Shares on Form F-3 (or a successor form) and an Initiating Holder is entitled to request Demand Registrations, such Initiating Holder may request the Company to effect a Demand Registration as a Shelf Registration. For the avoidance of doubt, the requirement that (i) the Company deliver a Company Notice in connection with a Demand Registration and (ii) the right of Eligible Holders to request that their Registrable Shares be included in a Registration Statement filed in connection with a Demand Registration, each as set forth in Section 2(a), shall apply to a Demand Registration that is effected as Shelf Registration except as otherwise provided herein, in particular with respect to a Block Trade. There shall be no limitations on the number of offerings pursuant to a Shelf Registration; provided, however, that except as otherwise provided herein, in particular with respect to a Block Trade the Shareholders may not require the Company to effect more than two offerings (whether Underwritten Offerings or otherwise, and whether Demand Registrations pursuant to Section 2 hereof, or Shelf Registrations pursuant to this Section 3) collectively in a 12-month period; provided, further however, that the Itaú Shareholders will not be entitled to request Demand Registrations prior to October 31, 2021. If any Initiating Holder holds Registrable Shares included on a Shelf Registration, it shall have the right to request that the Company cooperate in a shelf takedown at any time, including an Underwritten Offering, by delivering a written request thereof to the Company specifying the kind and number of Registrable Shares such Initiating Holder wishes to include in the shelf takedown (“Takedown Notice”). The Company shall (i) within five Business Days of the receipt of a Takedown Notice, give written notice of such Takedown Notice to all Holders of Registrable Shares included on such Shelf Registration (the “Company Takedown Notice”), and (ii) take all actions reasonably requested by the Initiating Holder who submitted the Takedown Notice, including the filing of a Prospectus supplement and the other actions described in Section 6, in accordance with the intended method of distribution set forth in the Takedown Notice as expeditiously as practicable, and in any case, within 45 days of receipt of such Takedown Notice. If the takedown is an Underwritten Offering, the Company shall include in such Underwritten Offering all Registrable Shares that the Holders of Registrable Shares included in the Registration Statement for such Shelf Registration request be included within the five Business Days following such Holders’ receipt of the Company Takedown Notice. The Registrable Shares requested to be included in a shelf takedown must represent (i) an aggregate offering price of Registrable Shares that is reasonably expected to equal at least $25,000,000 or (ii) all of the remaining Registrable Shares owned by the requesting Initiating Holder and its Affiliates. With respect to any registration pursuant to this Section 3(a), the Company may include in such registration any Primary Shares or Other Shares; provided, however, that if the managing underwriter or underwriters formally advise(s) the Company in writing and with sufficient explanation that the inclusion of all Registrable Shares, Primary Shares and Other Shares proposed to be included in such registration would interfere with the successful marketing (including, but not limited to, pricing) of all such securities, then the number of Registrable Shares, Primary Shares and Other Shares proposed to be included in such registration shall be included in the following order:

(i)       first, the Registrable Shares held by the Shareholders requesting that their Registrable Shares be included in such registration pursuant to Section 3(a), pro rata based upon the number of Registrable Shares owned by each such Shareholder at the time of such registration; provided, however, that the number of Registrable Shares held by the Shareholders to be included in such underwriting shall not be reduced unless all Primary Shares and Other Shares are first entirely excluded from the underwriting;

(ii)       second, the Primary Shares; and

(iii)       third, the Other Shares;

provided, however, that, a registration shall not be counted as “effected” for the purposes of this Section 3 and shall not count as a registration initiated pursuant to this Section 3 for purposes of this clause, if, as a result of an exercise of the underwriter’s cutback provisions in this clause (a), fewer than 25% of the total number of Registrable Shares that the Shareholders have requested to be included in such registration statement are actually included.

(b)       A requested registration under this Section 3 may be rescinded at any time prior to such registration being declared effective by the SEC by written notice to the Company from those Shareholders who initiated the request, at their discretion; provided, however, that such rescinded registration shall not count as a registration initiated pursuant to this Section 3 for purposes of subsection (b) if the Company shall have been reimbursed (pro rata by the Shareholders requesting registration or in such other proportion as they may agree) for all reasonable and documented out-of-pocket expenses incurred by the Company in connection with such rescinded registration; provided, further, however, that if, at the time of such rescission, the Shareholders who initiated the request shall have learned of an event that is, or is reasonably likely to result in, a material adverse change in the Company’s business, financial condition or results of operations from that known to such Shareholders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Shareholders shall not be required to reimburse the Company for any out-of-pocket expenses incurred by the Company in connection with such rescinded registration and such rescinded registration shall not count as a registration initiated pursuant to this Section 3 for purposes of subsection (b).

(c)       Notwithstanding the foregoing, after October 30, 2021, an Itaú Shareholder may, from time to time, engage in an underwritten or other coordinated registered offering not involving a “roadshow,” an offer commonly referred to as a “block trade” (a “Block Trade”), including in the form of an offering pursuant to a Shelf Registration Statement on Form F-3. The Itaú Shareholders may collectively engage in up to six such Block Trades per 12-month period, with no restriction as to the amount of shares to be offered but with at least a 60-day interval between trades, subject to any applicable regulatory restrictions. In connection with any Block Trade:

(i)       the relevant Itaú Shareholder must deliver a notice to the Company and G.A. not less than three Business Days prior to the day such Block Trade is anticipated to commence (the “Block Trade Notice”). Such Block Trade shall close within 15 days after the Block Trade Notice; and

(ii)       the Company and the Other Shareholders will not have the right to request to have any Shares owned by such Other Shareholder included in the Block Trade; except that G.A. will have the right to participate in any Block Trade with respect to any Registrable Shares held by G.A. as of the date of this Agreement (and that are not subject to the Second Acquisition as such term is defined in the Stock Purchase Agreement) and that continue to be owned by G.A. at the time the Block Trade Notice is delivered (the “G.A. Excess Shares”), pro rata based upon the number of Registrable Shares being offered by the Itaú Shareholder. For example, if an Itaú Shareholder decides to include 10% of its Registrable Shares in a Block Trade, G.A. will have the right to participate in such Block Trade with respect to 10% of its G.A. Excess Shares.

(d)       G.A. may elect to participate in a Block Trade by notifying the Itaú Shareholders of such election within two Business Days after the date of the Block Trade Notice. G.A.’s request to participate in a Block Trade shall be binding on G.A. and may not be withdrawn.

(e)       The Company shall notify the Itaú Shareholders within two Business Days of the date of the Block Trade Notice if it intends to conduct a primary offering of Primary Shares or Other Shares under the Securities Act (other than on Form F-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto), which it expects to settle within 30 days of receipt of the Block Trade Notice and the expected volume of such offering. If the Company notifies the Itaú Shareholder of its intention to conduct such primary offering:

(i)        each of the Itaú Shareholders and G.A. (if it has elected to exercise its rights under Section 3(c)(ii) above) shall have the right to include in such registration Registrable Shares owned by each of the Itaú Shareholders and G.A. equal to up to 20% of the Primary Shares or Other Shares proposed to be registered by the Company in such offering as follows (regardless of the advice of the underwriter): (A) pro rata based upon the number of Registrable Shares owned by Itaú Shareholders and the number of G.A. Excess Shares owned by G.A. at the time of such offering, pursuant to the terms and conditions set forth in Section 3(c)(ii), and (B) once the allocation above has been defined, the Itaú Shareholders may determine their share of the allocation amongst the Itaú Shareholders. Section 4 shall apply to the remaining percentage of the Primary Shares or Other Shares proposed to be registered in such offering; and

(ii)       each of the Itaú Shareholders and G.A. (if it has elected to exercise its rights under Section 3(c)(ii) above) will be restricted from executing a Block Trade until settlement by the Company of the primary offering; provided, however, that the Company may not subsequently prevent the Itaú Shareholders from executing a Block Trade for a period of 180 days from the date of settlement of the primary offering.

(f)       Notwithstanding the foregoing, to the extent the Company fails to file a Registration Statement with the SEC within 30 days of the receipt of the Block Trade Notice (or if the Company does not consummate the primary offering within 45 days of the receipt of such Block Trade Notice), then the Itaú Shareholders and G.A. (if it has elected to exercise its rights under Section 3(c)(ii) above) shall have the right to execute the Block Trade in accordance with Section 3(c) above. Further, the 60-day interval described in Section 3(c) will exceptionally be reduced to 30 days.

(g)       For the avoidance of doubt, a Block Trade shall not be deemed a Demand Registration for purposes of the Company’s obligation to cause two Registration Statements initiated pursuant to Section 2(a) in a 12-month period.

Section 4. Piggyback Registration.

(a)       if the Company at any time proposes, for any reason, to register any Primary Shares or Other Shares under the Securities Act (other than on Form F-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto), it shall promptly give written notice to each Shareholder of its intention so to register such Primary Shares or Other Shares and, upon the written request, given no later than 10 Business Days prior to such registration of Primary Shares or Other Shares, of any such Shareholder to include in such registration Registrable Shares owned by such Shareholder (which request shall specify the number of the Registrable Shares proposed to be included in such registration), the Company shall use its commercially reasonable efforts to cause all such Registrable Shares to be included in such registration on the same terms and conditions as the securities otherwise being sold in such registration; provided, however, that if such registration is an Underwritten Offering and the managing underwriter formally advises the Company in writing and with sufficient explanation that the inclusion of all Primary Shares, Registrable Shares and Other Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of the Shares proposed to be registered by the Company, then the number of Primary Shares, Registrable Shares and Other Shares proposed to be included in such registration shall be included in the following order:

(i)       first, Primary Shares;

(ii)       second, Registrable Shares held by the Shareholders requesting that Registrable Shares be included in such registration, pro rata based upon the number of Registrable Shares owned by each such Shareholder at the time of such registration; and

(iii)       third, Other Shares held by shareholders requesting that Other Shares be included in such registration, pro rata based on the number of Other Shares owned by each such shareholder at the time of such registration of Other Shares (or among such shareholders in such other proportion as they shall otherwise agree);

provided, further however, that if, at any time after giving written notice of its intention to Register any securities pursuant to this Section 4 and prior to the effective date of the Registration Statement filed in connection with such Registration, the Company shall determine for any reason not to Register or to delay Registration of such securities, the Company may, at its election, give written notice of such determination to each such Holder and, thereupon, (i) in the case of a determination not to Register, shall be relieved of its obligation to Register any Registrable Shares in connection with such Registration and shall have no liability to any Holder in connection with such termination, and (ii) in the case of a determination to delay Registration, shall be permitted to delay Registering any Registrable Shares for the same period as the delay in Registering such other Class A Common Shares.

(b)       Notwithstanding the foregoing, if the Company notifies the relevant Itaú Shareholder of its intention to register any Primary Shares or Other Shares under the Securities Act (other than on Form F-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto) within two days of receiving a Block Trade Notice, Section 3(e) (including subsections (i) and (ii)) shall apply.

(c)       For the avoidance of doubt, no Registration effected under this Section 4 shall relieve the Company of its obligations to effect any Demand Registration under Section 2 (for the avoidance of doubt, subject to the limitations on registration set forth in Sections 2(b), 3(b) and 10 hereof). If the offering pursuant to a Registration Statement pursuant to this Section 4 is to be an Underwritten Offering, then each Shareholder making a request for a Piggyback Registration pursuant to this Section 4 shall, and the Company shall use reasonable best efforts to coordinate arrangements with the underwriters so that each such Shareholder may, participate in such Underwritten Offering. If the offering pursuant to such Registration Statement is to be on any other basis, then each Shareholder making a request for a Piggyback Registration pursuant to this Section 4 shall, and the Company shall use reasonable best efforts to coordinate arrangements so that each such Shareholder may, participate in such offering on such basis. If the Company files a Shelf Registration for its own account and/or for the account of any other Persons, the Company agrees that it shall use its reasonable best efforts to include in such Registration Statement such disclosures as may be required by Rule 430B under the Securities Act in order to ensure that the Shareholders may be added to such Shelf Registration at a later time through the filing of a Prospectus supplement rather than a post-effective amendment. Any such Shareholder may withdraw its request for inclusion at any time prior to executing the underwriting agreement, or if none, prior to the applicable registration statement or prospectus supplement, as applicable, being filed publicly with the SEC. For certainty, any such Shareholder who has withdrawn its request for inclusion shall nevertheless continue to have the right to include any Registrable Shares in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

Section 5. Holdback Agreement.

If the Company at any time shall register Shares under the Securities Act in an Underwritten Offering after the IPO, the Shareholders shall not sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any Registrable Shares (other than those Registrable Shares included in such Registration pursuant to Sections 2, 3 or 4 hereof) without the prior written consent of the managing underwriters of such offering for a period (the “Restricted Period”) as shall be determined by the managing underwriters, which period cannot begin more than 7 days prior to the effectiveness of such registration and cannot last more than 60 days after the effective date of such registration; provided, however, that the foregoing restrictions shall not apply with respect to any Shareholder, (a) in the event the managing underwriters in such offering shall agree, any shares of the capital stock of the Company purchased or otherwise acquired by such Shareholder in the open market following the IPO and (b) other than in the IPO, any registration in which, as a result of the underwriter cutback provisions of Section 2 and 4, such Shareholder was either excluded from the registration entirely or was only permitted to include in such registration less than 25% of the Registrable Shares, requested by such Shareholder to be included therein. Notwithstanding the foregoing, Section 5 shall only be applicable to the Shareholders if also applicable to all officers, directors and selling shareholders of the Company and the Company with respect to all Primary Shares, Registrable Shares and Other Shares, as applicable. Neither the Company nor the underwriters in respect of such Underwritten Offering shall grant any discretionary waiver or termination of the restrictions of any or all of such agreements unless such waiver or termination shall apply, on a pro rata basis, to the Shares held by the Shareholders.

Section 6. Preparation and Filing.

(a)       If and whenever the Company is under an obligation pursuant to the provisions of this Agreement to use its commercially reasonable efforts to effect the registration of Registrable Shares, the Company shall, as expeditiously as practicable:

(i)       prepare and file with the SEC a Registration Statement that registers such Registrable Shares and use its commercially reasonable efforts to cause such Registration Statement (or any post-effective amendment thereto) to become effective as promptly as practicable, and remain effective for a period of 120 days or until the distribution contemplated in such Registration Statement of all of such Registrable Shares have been completed (if earlier); provided, however, that: such 120 day period shall be extended for a period of time equal to the period a Shareholder refrains, at the request of an underwriter of the Company, from selling any securities included in such registration; provided, further, in the case of any registration of Registrable Shares on Form F-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such registration statement shall be kept effective until all such Registrable Shares are sold;

(ii)       furnish, in reasonable advance of any public filing, drafts of a Registration Statement that registers Registrable Shares, a Prospectus relating thereto and any amendments or supplements relating to such Registration Statement or Prospectus, to one counsel selected by a Majority of Shareholders (the “Shareholders’ Counsel”) copies of all such documents proposed to be filed, and consider in good faith any comments of any Shareholder selling Registrable Shares and their respective counsel on such documents;

(iii)       prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the lesser of the period required pursuant to clause (i) of this subsection (a) or until all of the Registrable Shares have been disposed of (if earlier) and to comply with the provisions of the Securities Act with respect to the sale or other disposition of such Registrable Shares;

(iv)       notify the Shareholders’ Counsel promptly in writing (A) of any comments by the SEC with respect to such Registration Statement or Prospectus, or any request by the SEC for the amending or supplementing thereof or for additional information with respect thereto, (B) of the effectiveness of such Registration Statement or Prospectus or any amendment or supplement thereto and the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or Prospectus or any amendment or supplement thereto or the initiation of any proceedings for that purpose and (C) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(v)       use its commercially reasonable efforts to register or qualify, or obtain exemption from the registration or qualification requirements for, Registrable Shares under such other securities or blue sky laws of such jurisdictions as any seller of the Registrable Shares reasonably requests and take any and all other measures and do all other things which may be reasonably necessary or advisable to enable such seller of the Registrable Shares to consummate the disposition thereof in such jurisdictions; provided, however, that the Company will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required so to do but for this clause (v);

(vi)       use its commercially reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Shares for sale in any jurisdiction and, if such an order or suspension is issued, use its commercially reasonable best efforts to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify the Shareholders of the issuance of any such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose;

(vii)       furnish without charge to each seller of the Registrable Shares such number of copies of a summary Prospectus or other Prospectus, including a preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such seller of the Registrable Shares may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares;

(viii)       prepare, file and/or make available to the public and/or Shareholders any documents that comply with all relevant applicable regulations and that do not have any material omissions or misstatements.

(ix)        notify on a timely basis each seller of the Registrable Shares at any time when a Prospectus relating to the Registrable Shares is required to be delivered under the Securities Act within the appropriate period mentioned in clause (i) of this subsection (a) of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, promptly prepare and file a supplement or amendment to such Prospectus as may be necessary so that, as supplemented or amended, such Prospectus shall cease to include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made;

(x)       make available for inspection by any seller of the Registrable Shares, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other representative retained by any such seller or underwriter, all pertinent financial, business and other records and documents as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or other representative in connection with such Registration Statement;

(xi)       use its commercially reasonable efforts to obtain from its independent certified public accountants a “comfort” letter in customary form and covering such matters of the type customarily covered by comfort letters;

(xii)       use its commercially reasonable efforts to provide (A) a legal opinion of the Company’s outside counsel dated the effective date of such registration statement addressed to the Company and to each Shareholder selling Registrable Shares addressing the validity of the Registrable Shares being offered thereby, (B) on the date that such Registrable Shares are delivered to the underwriters for sale, if such Registrable Shares are being sold through underwriters, or, if such Registrable Shares are not being sold through underwriters, on the closing date of the applicable sale, (1) one or more legal opinions of the Company’s outside counsel, dated such date, in form and substance as customarily given to underwriters in an underwritten public offering or, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Holders assisting in the sale of the Registrable Shares and (2) one or more “negative assurances letters” of the Company’s outside counsel, dated such date, in form and substance as is customarily given to underwriters in an underwritten public offering or, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Shareholders assisting in the sale of the Registrable Shares, in each case, addressed to the underwriters, if any, or, if requested, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Shareholders assisting in the sale of the Registrable Shares and (C) customary certificates executed by authorized officers of the Company as may be requested by any Shareholder or any underwriter of such Registrable Shares;

(xiii)       obtain the approval of all Governmental Authorities and self-regulatory bodies as may be necessary to effect the registration of the Registrable Shares and consummate the disposition of such Registrable Shares pursuant to the Registration Statement;

(xiv)       provide a transfer agent and registrar for all Registrable Shares registered pursuant to this Agreement and request the registrar to provide a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration;

(xv)       list the Registrable Shares on any United States national securities exchange on which any Shares are listed;

(xvi)       notify each Shareholder, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

(xvii)       after such Registration Statement becomes effective, notify each Shareholder of any request by the SEC that the Company amend or supplement such registration statement or Prospectus;

(xviii)       other than with respect to a Block Trade pursuant to a Block Trade Notice delivered by the Itaú Shareholders in accordance with Section 3(c), make available one or more senior executives for participation in roadshows and other marketing activities in connection with any Underwritten Offering as the Company and the underwriters for such offering may reasonably agree, but in any event subject to the limitation that such officer’s or officers’ participation shall not negatively interfere with the Company’s normal course of business; and

(xix)       otherwise use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Shares contemplated hereby.

(b)       If and whenever any of the Itaú Shareholders wishes to engage in a Block Trade, (i) all costs related to performing the Block Trade will be paid for exclusively by the applicable Itaú Shareholders (or by Itaú Shareholders and G.A, if G.A. has elected to exercise its rights under Section 3(c)(ii) above, pro rata based on the number of Registrable Securities sold by each of the Itaú Shareholders and G.A. in the Block Trade), according to Section 7 below; and (ii) the Company and G.A. (to the extent it participates in the Block Trade) shall as expeditiously as possible, use their commercially reasonable efforts to facilitate such Block Trade in accordance with market practice, including but not limited to providing any necessary information and disclosures, including in connection with a registration statement or prospectus that may be necessary for the execution of the Block Trade, provided, however, that the Company’s management will not participate in any roadshow efforts in connection with the Block Trade and that Itaú Shareholders will use their commercially reasonable efforts to assist the Company in the execution of the offering.

(c)       Each holder of Registrable Shares that sells Registrable Shares pursuant to a registration under this Agreement agrees that during such time as such seller may be engaged in a distribution of the Registrable Shares, such seller shall comply with Regulation M promulgated under the Exchange Act and pursuant thereto it shall, among other things: (i) distribute the Registrable Shares under the Registration Statement solely in the manner described in the Registration Statement covering such Registrable Shares; and (ii) cease distribution of the

Registrable Shares pursuant to such Registration Statement upon receipt of written notice from the Company that the Prospectus covering the Registrable Shares contains any untrue statement of a material fact or omits a material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 7. Expenses.

All expenses incurred by the Company in complying with Section 6, including all registration and filing fees (including all expenses incident to filing with FINRA), fees and expenses of complying with securities and blue sky laws, printing expenses, fees and expenses of the Company’s counsel and accountants and fees, shall be paid by the Company. All expenses incurred by any Shareholder in connection with any sale of Registrable Shares under this Agreement, including the underwriting and brokerage fees and expenses incurred in connection with the sale of Registrable Shares by any Shareholder, such Shareholder’s pro rata share of all fees and expenses of Shareholders’ Counsel and the out-of-pocket expenses incurred by the Company for which the Shareholders are responsible, if any, pursuant to Sections 2(d) and 3(b), shall be paid by such Shareholder, except that the Company shall pay the reasonable fees and expenses of Company’s counsel in each relevant jurisdiction, to the extent required by the underwriters or the rules and regulations of the SEC to deliver an opinion or other documentation in connection with an offering, in any offerings pursuant to Section 2, 3 or 4.

Notwithstanding the foregoing and in connection with a Block Trade pursuant to a Block Trade Notice delivered by an Itaú Shareholder, in accordance with Section 3(c), (i) all expenses incurred by the Company in complying with Section 6, including all registration and filing fees (including all expenses incident to filing with FINRA), fees and expenses of complying with securities and blue sky laws, printing expenses, fees and expenses of the Company’s counsel and accountants and fees, shall be paid by the Itaú Shareholder, and (ii) all expenses incurred by the Itaú Shareholder, including the underwriting and brokerage fees and expenses incurred in connection with the sale of Registrable Shares by the Itaú Shareholder, all fees and expenses of the Itaú Shareholder’s counsel and the out-of-pocket expenses incurred by the Company for which the Itaú Shareholder is responsible, if any, pursuant to Section 3(c), shall be paid by such Itaú Shareholder, provided, however, that to the extent G.A. participates in a Block Trade pursuant to a Block Trade Notice delivered by the Itaú Shareholder in accordance with Section 3(c), all of the foregoing expenses shall be paid by the Itaú Shareholder and G.A. on a pro rata basis.

Section 8. Indemnification.

(a)       In connection with any registration of Registrable Shares under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless the seller of such Registrable Shares, and each other Person, if any, who controls such seller and each officer, director, partner and member of any of the foregoing Persons (each an “Indemnified Seller”), against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing Persons become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement under which Registrable Shares were registered, any preliminary Prospectus or final Prospectus contained therein, any amendment or supplement thereto, any free writing prospectus or any document incident to registration or qualification of Registrable Shares, including any marketing materials, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any Prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any violation by the Company of the Securities Act or state securities or blue sky laws applicable to the Company and relating to action or inaction required of the Company in connection with such registration or qualification under such state securities or blue sky laws, and the Company shall promptly reimburse such Indemnified Seller for any reasonable legal or other expenses actually incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable to any such Indemnified Seller to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said Registration Statement, preliminary Prospectus, amendment, supplement, free writing prospectus or document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to the Company by such Indemnified Seller, or a Person duly acting on its behalf, specifically for use in the preparation thereof;

provided, further, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any untrue statement, allegedly untrue statement, omission or alleged omission made in any preliminary

Prospectus but eliminated or remedied in any Prospectus delivered at the time of sale, such indemnity agreement shall not inure to the benefit of any Indemnified Seller from whom the Person asserting any loss, claim, damage, liability or expense purchased Registrable Shares which are the subject thereof, if a copy of such Prospectus had been timely made available to such Indemnified Seller and such Prospectus was not delivered to such Person with or prior to the written confirmation of the sale of Registrable Shares to such Person.

(b)       In connection with any registration of Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares shall, severally and not jointly, indemnify and hold harmless the Company, each other seller of Registrable Shares under such registration, each Person who controls any of the foregoing Persons within the meaning of the Securities Act and each officer, director, partner, and member of any of the foregoing Persons, against any losses, claims, damages or liabilities to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement under which Registrable Shares were registered, any preliminary Prospectus or final Prospectus contained therein, any amendment or supplement thereto, any free writing prospectus or any document incident to registration or qualification of any Registrable Shares, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company by such seller specifically for use in connection with the preparation of such Registration Statement, preliminary Prospectus, final Prospectus, amendment or supplement; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each seller of Registrable Shares, to an amount equal to the net proceeds (after the payment of underwriting discounts and commissions) actually received by such seller from the sale of Registrable Shares effected pursuant to such registration.

(c)       Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 8, such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that an indemnified party’s failure to give such notice in a timely manner shall only relieve the indemnification obligations of an indemnifying party to the extent such indemnifying party is prejudiced or harmed by such failure. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party that conflict with those available to the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the reasonably incurred fees and expenses of any one lead counsel (plus local counsel) retained by the indemnified party in connection with the matters covered by the indemnity agreement provided in this Section 8. If the defense is assumed by the indemnifying party, the indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected by the indemnified party without its prior written consent; provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the indemnified party, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such action, claim or proceeding.

(d)       If, other than for the reason set forth in the proviso to the first sentence in Section 8(c), the indemnification provided for in this Section 8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage or liability referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage or liability as well as any other relevant equitable considerations; provided, however, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Shares, to an amount equal to the net proceeds (after the payment of underwriting discounts and commissions) actually received by such seller from the sale of Registrable Shares effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 8(d). Further, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)       The indemnification and contribution provided for under this Agreement will be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract (and the Company and its Subsidiaries shall be considered the indemnitors of first resort in all such circumstances to which this Section 8 applies) and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party.

Section 9. Underwriting Agreement.

(a)       Notwithstanding the provisions of Sections 5, 6 and 8, to the extent that the Shareholders selling Registrable Shares in a proposed registration shall enter into an underwriting or similar agreement, which agreement contains provisions covering one or more issues addressed in such Sections of this Agreement (it is understood and agreed that, for purposes of this clause (a), any indemnification provisions in any such underwriting or similar agreement that does not provide for the indemnification by the Company of a seller of Registrable Shares and other Persons or the indemnification by the seller of Registrable Shares of the Company and other Persons shall not supersede Section 8(a) or 8(b) above), the provisions contained in such Sections of this Agreement addressing such issue or issues shall be of no force or effect with respect to such registration, but this provision shall not apply to the Company if the Company is not a party to the underwriting or similar agreement.

(b)       If any registration pursuant to Sections 2 or 3 is requested to be an Underwritten Offering, the Company shall negotiate in good faith to enter into a reasonable and customary underwriting agreement with the underwriters thereof. The Company shall be entitled to receive indemnities from lead institutions, underwriters, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement and to the extent customary given their role in such distribution.

(c)       No Shareholder may participate in any registration hereunder that is underwritten unless such Shareholder agrees to (i) sell Registrable Shares proposed to be included therein on the basis provided in any underwriting arrangements acceptable to the Company and the Majority of Shareholders and (ii) as expeditiously as possible, notify the Company of the occurrence of any event concerning such Shareholder as a result of which the Prospectus relating to such registration contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no Shareholder shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding (i)  such Shareholder’s ownership of Registrable Shares to be transferred free and clear of all liens, claims and encumbrances created by such Shareholder, (ii) such Shareholder’s power and authority to effect such transfer, (iii) such matters pertaining to such Shareholder’s compliance with securities laws as reasonably may be requested and (iv) such Shareholder’s intended method of distribution) or to undertake any indemnification obligations to the Company with respect thereto, except as otherwise provided in Section 8 hereof.

Section 10. Suspension.

Anything contained in this Agreement to the contrary notwithstanding, the Company may by notice in writing to each Holder of Registrable Shares to which a Prospectus relates, delay, for up to 60 days (the “Delay/Suspension Period”), the filing or the effectiveness of any Registration Statement filed (or to be filed) under Section 2, 3 or 4 or require such Holder to suspend, for up to the Delay/Suspension Period the use of any Prospectus included in a Registration Statement filed under Sections 2, 3 or 4 if at the time of such delay or suspension: (a) the Company is engaged in a Material Transaction; (b) the Company’s board of directors determines that the disclosure required to be included in such Registration Statement could be materially detrimental to the Company or its then current business plans; (c) the Company reasonably believes that effecting the Registration or shelf takedown, as applicable, would materially and adversely affect an ongoing plan by the Company to engage in (directly or indirectly through any of its Subsidiaries) a Material Transaction; or (d) the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company reasonably believes (as determined by the Company’s board of directors) would not be in the best interests of the Company; provided, however, that: (i) the Company may not invoke this right more than three times in any 18 month period; and (ii) the Company shall not register any securities for its own account or that of any other security holder during any such Delay/Suspension Period. The period during which such registration must remain effective shall be extended by a period equal to the Delay/Suspension Period. The Company may (but shall not be obligated to) withdraw the effectiveness of any Registration Statement subject to this provision. For purposes of this Section 10, a “Material Transaction” shall mean a transaction that exceeds twenty percent (20%) of the Company’s gross revenue for the last twelve (12) months and the Company and/or its Controlled Companies (as defined in the Shareholders Agreement) enter into an association agreement with other companies, merger, spin-off, consolidation, acquisition, partnership, profit-sharing agreements, or the sale of assets by the Company or by the Controlled Companies.

Section 11. Information by Holder.

Each Holder of Registrable Shares to be included in any registration shall promptly furnish to the Company and the managing underwriter such customary written information regarding such Holder and the distribution proposed by such Holder as the Company or the managing underwriter may reasonably request in writing at least four Business Days prior to the first anticipated filing date of any Registration Statement or amendment thereto, or Prospectus, as applicable, and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement. It is understood and agreed that the obligations of the Company under Sections 2, 3 and 4 with respect to any particular Holder are conditioned on the timely provisions of the foregoing information by each such Holder and, without limitation of the foregoing, will be conditioned on compliance by each such Holder with the following:

(a)       each such Holder will, and will cause its Affiliates to, cooperate with the Company as reasonably requested by the Company in connection with the preparation of the applicable registration statement, and for so long as the Company is obligated to keep such registration statement effective, such Holder will and will cause its Affiliates to, provide to the Company, in writing and in a timely manner, for use in such registration statement (and expressly identified in writing as such), all customary information reasonably requested by the Company regarding itself and its Affiliates and such other customary information as may reasonably be requested by the Company or required by applicable law to enable the Company to prepare such registration statement and the related prospectus covering the Registrable Shares owned by such Holder and to maintain the currency and effectiveness thereof;

(b)       each such Holder shall, and it shall cause its Affiliates to, supply to the Company, its representatives and agents in a timely manner any customary information regarding itself and its Affiliates as the Company, its representatives or agents may be reasonably requested to provide in connection with the offering or other distribution of Registrable Shares by such Holder; and

(c)       on receipt of written notice from the Company upon the occurrence of any of the events specified in Section 10, or that requires the suspension by such Holder and its Affiliates of the distribution of any Registrable Shares owned by such Holder pursuant to applicable law, then such Holder shall, and it shall cause its Affiliates to, cease offering or distributing such Registrable Shares owned by such Holder until the offering and distribution of Registrable Shares owned by such Holder may recommence in accordance with the terms hereof and applicable law.

Section 12. Cooperation Regarding Unregistered Sales.

(a)       If the Company conducts any offering of Shares that is listed on a stock exchange other than Nasdaq, not subject to Section 4 of this Agreement, the Company shall provide prior written notice to each Shareholder and shall provide each Shareholder with an opportunity to include any Registrable Shares held by it for sale in any such offering, subject to proration with Shares offered by the Company, if applicable. Furthermore, if the Company has registered Shares pursuant to the applicable securities laws of another jurisdiction or otherwise listed its Shares on an exchange other than Nasdaq, and in order to sell its Shares through such stock exchange the Shareholders are advised or required to register such Shares as per local market practices, the rights held by the Shareholders under this Agreement should comparably apply to the extent applicable to any such sales in the alternative jurisdiction.

(b)       From and after the Registration Date or such earlier date as a registration statement filed by the Company pursuant to the Exchange Act relating to any class of the Company’s securities shall have become effective, the Company shall comply with the public information reporting requirements of the SEC that are conditions to the availability of Rule 144 for the sale of Registrable Shares. The Company shall cooperate with each Shareholder in supplying such information as may be necessary for such Shareholder to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of Rule 144. From and after the Registration Date, the Company shall furnish to any Shareholder, so long as the Shareholder owns any Registrable Shares, forthwith upon request (a) to the extent accurate, a written statement by the Company that it has complied with the “current public information” requirements under clause (c) of Rule 144 (at any time after 90 days after Registration Date); and (b) such other information as may be reasonably requested in availing any Shareholder of any SEC rule or regulation that permits the selling of any such securities without registration under the Securities Act.

Section 13. Termination.

This Agreement shall terminate and be of no further force or effect when there shall not be any Registrable Shares; provided, however, that Sections 7 and 8 shall survive the termination of this Agreement.

Section 14. Limitation on Other Registration Rights.

(a)       The rights of the Shareholders under this Agreement are independent of any rights that may be granted to any other shareholders under any other registration rights agreement and may be exercised without regard to any exercise by any holders of other shares of rights to registration they may separately have under their separate agreements.

(b)       The Company agrees that it shall not enter into any agreement with any holder or prospective holder of any securities of the Company that is not a party to this Agreement (i) that would allow such holder or prospective holder to include such securities in any Demand Registration or Piggyback Registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that their inclusion would not reduce the amount of the Registrable Shares of the Shareholders included therein or (ii) on terms otherwise more favorable than this Agreement.

Section 15. Miscellaneous.

15.1       Notices.

All notices or other communications required or permitted hereunder shall be given in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, facsimile or e-mail with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address, facsimile number or e-mail address set forth below or such other address, facsimile number or e-mail address as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile, e-mail or like transmission (or, if delivered or transmitted after normal business hours, on the next Business Day):

if to the Company, to:

Avenida Presidente Juscelino Kubitscheck No. 1909, 30th floor
Vila Olímpia, Zip Code 04543-907
São Paulo – SP, Brazil
Telephone: (11) 3027-2212
e-mail: fabricio.almeida@xpi.com.br
Attn.: Mr. Fabricio Cunha de Almeida

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Manuel Garciadiaz / Byron B. Rooney

If to a Shareholder, to its address on a signature page hereto or, if none, in the books of the Company.

15.2       Assignment.

Except as otherwise expressly provided herein, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs (in the case of any individual), successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Shareholder without the prior written consent of the Company; provided, further, however, that, notwithstanding the provisions of the foregoing proviso, to the extent that any Shareholder transfers any securities of the Company to any transferee in a transaction that does not violate the Shareholders Agreement and is otherwise permissible under applicable law, such Shareholder may transfer and assign, without the prior written consent of the Company, any of its rights, interests or obligations hereunder with respect to any such securities hereunder to such transferee.

Notwithstanding the foregoing, in each case, if such transfer is subject to covenants, agreements or other undertakings restricting transferability thereof, the Registration Rights shall not be transferred in connection with such transfer unless such transferee complies with all such covenants, agreements and other undertakings.

Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

15.3       Entire Agreement.

This Agreement embodies the entire agreement and understanding of the parties and their respective Affiliates with respect to the transactions contemplated hereby and supersedes and cancels all prior written or oral commitments, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth in this Agreement.

15.4       Modifications, Amendments and Waivers.

This Agreement may not be modified or amended except by an instrument or instruments in writing that expressly states that it is modifying or amending this Agreement and that is signed by the Company, XP Controle, G.A., IUH, IUPAR and Itaúsa, in each case, so long as such Shareholder still holds Registrable Shares. Any party hereto (or the holders of a majority of the Registrable Shares then owned by the Shareholders) may, only by an instrument in writing that expressly states that it is waiving compliance with this Agreement, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. Notwithstanding the foregoing, the terms and conditions of this Agreement as they apply to any Holder of the Company’s securities or related parties may not be modified or amended in any manner that results in a non-pro rata material adverse effect on the rights of such Holder without the prior written consent of such Holder. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

15.5       Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 15.5, provided that receipt of copies of such counterparts is confirmed.

15.6       Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK THAT APPLY TO CONTRACTS MADE AND PERFORMED ENTIRELY IN SUCH STATE.

15.7       Submission to Jurisdiction; Waiver of Jury Trial.

Each party to this Agreement, for itself and its Affiliates, hereby irrevocably and unconditionally:

(a)       (i) agrees that any suit, action or proceeding instituted against it by any other party with respect to this Agreement may be instituted, and that any suit, action or proceeding by it against any other party with respect to this Agreement shall be instituted, only in the courts of the State of New York, located in New York County or the U.S. District Court for the Southern District of New York (and appellate courts from any of the foregoing) as the party instituting such suit, action or proceeding may in its sole discretion elect, (ii) consents and submits, for itself and its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it by any other party and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(b)       agrees that service of all writs, process and summonses in any suit, action or proceeding pursuant to Section 15.7(a) may be effected by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company or the applicable Shareholder, as the case may be, at the addresses for notices pursuant to Section 15.1 (with copies to such other Persons as specified therein); provided, however, that: (i) the Company agrees that the documents which start any proceedings and any other documents required to be served in relation to those proceedings may be served on it by being delivered to National Corporate Research, Ltd. or, if different, its registered office for the time being, and if such Person is not or ceases to be effectively appointed to accept service of process on behalf of the Company, the Company shall, appoint a further person in New York to accept service of process on its behalf and, failing such appointment within 30 days, the Shareholders jointly shall be entitled to appoint such a person by written notice addressed to the Company and delivered to the Company; provided, however, that a copy of any such documents shall in each instance be delivered to Davis Polk & Wardwell LLP at the address provided in Section 15.1, above; and (ii) nothing contained in this Section 15.7 shall affect the right of the Company or any Shareholder to serve process in any other manner permitted by law;

(c)       (i) waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court specified in Section 14.7(a), (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to plead or claim either of the foregoing;

(d)       WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY; and

(e)       to the extent it has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or its property, hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

15.8       Severability.

To the fullest extent permissible under applicable law, the parties hereto hereby waive any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (a) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (b) without limitation of clause (a), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (c) without limitation of clause (a) or (b), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof.

15.9       No Presumption.

With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

15.10       No Third Party Beneficiary.

Except for the Persons indemnified pursuant to Section 8(a) or 8(b), this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that any nominee holding Shares beneficially for an investor may enforce this Agreement as if it were a Shareholder, provided, however, that (i) the name of any such nominee shall be previously disclosed to the Company in writing, and (ii) such nominee will have no investment discretion with respect to the Shares, and such investor will remain the beneficial owner of the Shares for all purposes.

15.11       Non-Recourse.

No past, present or future director, officer, employee, incorporator, member, manager, partner, shareholder, Affiliate, agent, attorney, consultant, representative or principal of the Company or any Affiliate of the Company shall have any liability for any liabilities of the Company under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

15.12       Specific Performance.

Each of the parties hereto acknowledges that the others would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements set forth in this Agreement were not performed in accordance with its terms and therefore, each of the parties agrees that the others shall be entitled to specific performance, injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond).

15.13       Business Days.

If any date provided for in this Agreement shall fall on a day that is not a Business Day, the date provided for shall be deemed to refer to the next Business Day.

15.14       Electronic Execution.

Delivery of an executed counterpart of a signature page of this Agreement and any other Transaction Document by telecopy or electronic format (including pdf) shall be effective as delivery of a manually executed counterpart of this Agreement or other Transaction Document.

15.15       Captions.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement, and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

The next page is the signature page

The parties have executed and delivered this Registration Rights Agreement as of the date first written above.

XP INC.

By:	/s/ Fabricio Cunha de Almeida
	Name:	Fabricio Cunha de Almeida
	Title:	Director

[Company Signature Page to Registration Rights Agreement]

XP CONTROLE PARTICIPAÇÕES S.A.

By:	/s/ Fabricio Cunha de Almeida
	Name:	Fabricio Cunha de Almeida
	Title:	Officer

By:	/s/ Bernardo Amaral Botelho
	Name:	Bernardo Amaral Botelho
	Title:	Officer

Address:

Email:

ITAÚSA S.A.

By:	/s/ Maria Fernanda Ribas Caramuru
	Name:	Maria Fernanda Ribas Caramuru
	Title:	Attorney in fact

By:	/s/ Priscila Grecco Toledo
	Name:	Priscila Grecco Toledo
	Title:	Director

Address: Av. Paulista 1938, 5th floor, SP, Br

Email: Fernanda.caramuru@itausa.com.br

[Company Signature Page to Registration Rights Agreement]

IUPAR ITAÚ UNIBANCO PARTICIPAÇÕES S.A.

By:	/s/ Maria Fernanda Ribas Caramuru
	Name:	Maria Fernanda Ribas Caramuru
	Title:	Attorney in fact

By:	/s/ Marcia Maria Freitas de Aguiar
	Name:	Marcia Maria Freitas de Aguiar
	Title:	Attorney in fact

Address: Pça. Alf. E. S. Aranha, 100, SP, Bra

Email: Fernanda.caramuru@itausa.com.br

GENERAL ATLANTIC (XP) BERMUDA, L.P. By: GAP (Bermuda) L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Chief Financial Officer and Managing Director

Address: c/o General Atlantic Service Company, L.P., 55 East 52nd Street, Floor 33, New York, NY 10055

Email: gcruess@generalatlantic.com; rcatunda@generalatlantic.com

[Company Signature Page to Registration Rights Agreement]

ITAÚ UNIBANCO HOLDING S.A.
By:	/s/ Álvaro F. Rizzi Rodrigues
	Name:	Álvaro F. Rizzi Rodrigues
	Title:	Officer

By:	/s/ Fernando Della Torre Chagas
	Name:	Fernando Della Torre Chagas
	Title:	Director

Address: Praça Alfredo Egydio de Souza Aranha

Email: Fernando.chagas@itau-unibanco.com.br

[Company Signature Page to Registration Rights Agreement]